Exhibit 99.1

PRESS RELEASE

American Community Bancshares, Inc. Announces

Fourth Quarter and Full Year 2008 Results

Charlotte, NC – February 11, 2009 – American Community Bancshares, Inc. (NASDAQ: ACBA) today announced fourth quarter and year-end 2008 financial results:

Fourth Quarter 2008 Highlights:

•	Total annualized loan growth of 6% from the third quarter of 2008

•	Net interest margin of 2.76%, a decrease of 62 basis points from 3.38% in the third quarter 2008, and a decrease of 125 basis points from 4.01% in the fourth quarter of 2007

•	Nonperforming loans of 1.82% of total loans, compared to 0.93% at the end of the third quarter of 2008 and 0.44% at the end of the fourth quarter of 2007

•	Provision for loan losses of $2.8 million, up $1.4 million from the third quarter of 2008, and up $2.4 million from $471,000 in the fourth quarter of 2007

•	Allowance for loan losses equal to 2.13% of total loans compared to 1.74% at the end of the third quarter of 2008 and 1.46% at the end of the fourth quarter of 2007

•	Net loss of $934,000, or $0.14 per diluted share

Full Year 2008 Highlights:

•	Well-capitalized, with Tier 1, total capital, and leverage ratios of 11.38%, 12.64%, and 9.45%, respectively

•	Total loans grew 9% on a year-over-year basis, with total deposit growth of 7%

•	Net loss of $2.7 million for the full year ended December 31, 2008, or $0.41 per diluted share

The fourth quarter 2008 net loss of $934,000, or $0.14 per diluted share resulted primarily from a $1.4 million increase, to $2.8 million, in the provision for loan losses compared to the third quarter of 2008. Also impacting the results was a 14% decrease in net interest income, mainly due to a decrease in the net interest margin of 62 basis points to 2.76% in the fourth quarter of 2008, compared to 3.38% in the third quarter of 2008. The decrease in the net interest margin was principally the result of the 175 basis point decrease in the Fed Funds rate during the fourth quarter of 2008, which had a more immediate impact on loan yields than on deposit costs. Fourth quarter 2008 results also included a $128,000 other than temporary impairment charge related to investments in Federal home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”) preferred stock.

The Company’s net loss for the year ended December 31, 2008 was $2.7 million, or $0.41 per diluted share, compared with net income of $5.0 million, or $0.72 per diluted share for the year ended December 31, 2007. The net loss for the full year 2008 was due to several factors, including a $2.9 million other than temporary impairment charge related to investments in Freddie Mac and Fannie Mae preferred stock, a $593,000 loss on a supplemental executive retirement plan investment also related to Freddie Mac and Fannie Mae preferred stock, a $4.0 million increase in the provision for loan losses compared to the prior year, and merger-related expenses of $472,000. Also impacting full year 2008 results was a decrease of 91 basis points in the net interest margin to 3.32% from 4.23% for the year ended December 31, 2007. The decrease in the net interest margin during 2008 was primarily due to the 400 basis point decrease in the Fed Funds rate that occurred during 2008 as well as interest income reversals on an increased level of nonaccrual loans.

Randy P. Helton, President and Chief Executive Officer commented, “Despite the current economic environment, American Community continues to have a solid business model. In the fourth quarter of 2008, we increased our loan loss reserves significantly over the first three quarters of the year in recognition of an increase in nonperforming assets during the quarter and in light of the continuing softness in the economic environment. The loan loss reserve to loans at December 31, 2008 was 2.13%, up from 1.74% as of September 30, 2008. Even during the current credit cycle our nonperforming assets as a percentage of total assets continue to outperform our peers, while our reserves as a percentage of loans are actually considerably stronger than our peers due to our conservative approach to managing asset quality.

“We believe the actions taken in the fourth quarter leave us well-positioned for our upcoming successful merger with Yadkin Valley Financial. Our capital position remains strong, and we remain well-capitalized for regulatory purposes.

“Looking forward, we see a number of opportunities for disciplined loan and deposit growth across our footprint, and look forward to the new chapter in our future with Yadkin Valley Financial. Over the past several months, we have been working diligently to ensure a smooth and successful integration of the two companies. I am most pleased that our core team of seasoned bankers remains intact and ready for business as part of the Yadkin Valley franchise. We have planned extensive employee training in early March, and expect the full systems conversion to occur in early June. Together, we will work to successfully weather the challenges ahead of us.”

FOURTH QUARTER 2008 FINANCIAL HIGHLIGHTS

The provision for loan losses increased $1.4 million to $2.8 million from $1.4 million in the third quarter of 2008. On a year-over-year basis, the loan loss provision increased $2.4 million from $471,000. The linked quarter and year-over-year increases in the loan loss provision were primarily due to the increase in nonperforming loans and net charge-offs as well as growth in the loan portfolio.

Nonperforming loans (including restructured loans of $745,000) totaled $7.8 million or 1.82% of total loans, an increase of $3.9 million compared to $3.9 million or 0.93% of total loans in the third quarter of 2008. The increase in nonperforming loans was primarily due to a $3.7 million increase in nonperforming residential construction loans to $4.0 million from $279,000 in the third quarter of 2008. A breakdown of nonperforming loans, by loan type, consisted of the following at the end of the fourth quarter of 2008, compared to the third quarter of 2008 and the fourth quarter of 2007 (in thousands of dollars):

Non-performing loans

	December 31, 2008			September 30, 2008			December 31, 2007
Loan Type	# Loans	Balance	% of Total Loans	# Loans	Balance	% of Total Loans	# Loans	Balance	% of Total Loans
1-4 Family Construction	9	$4,005	0.94%	2	$279	0.07%	—	$—	0.00%
Raw Land	4	241	0.06%	2	635	0.15%	—	—	0.00%
Commercial Real Estate	9	914	0.22%	6	414	0.10%	4	262	0.07%
Commercial & Industrial	7	303	0.07%	6	260	0.06%	10	341	0.09%
Residential 1-4 Family - Permanent	8	1,373	0.32%	7	812	0.19%	4	557	0.14%
HELOC	2	175	0.04%	1	600	0.14%	2	111	0.03%
Personal Loans	9	186	0.04%	5	75	0.02%	8	106	0.03%
Commercial Leases	10	440	0.10%	17	835	0.20%	5	345	0.08%
Other	1	147	0.03%	—	—	0.00%	—	—	0.00%

Total	59	$7,784	1.82%	46	$3,910	0.93%	33	$1,722	0.44%

Loans 30-89 days past due totaled $3.8 million in the fourth quarter of 2008, an increase of $1.7 million compared to $2.1 million in the third quarter of 2008. The increase in loans 30-89 days past due was predominantly concentrated within the residential construction portfolio.

Total loans increased to $427.5 million in the fourth quarter 2008, or 6% on an annualized basis due to increases in 1-4 family mortgages, home equity lines, and C&I loan balances. On a year-over-year basis, loans increased $34.5 million or 9% also due to higher balances in most loan categories.

Deposits of $429.4 million were essentially unchanged compared to the third quarter of 2008 mainly due to a $10.0 million decrease in brokered CDs, which was offset by a $14.3 million increase in CDs and a slight increase in interest-bearing checking balances. On a year-over-year basis, deposits increased by 7% due to increases in CD and interest checking balances. While brokered CD balances increased significantly year-over-year, they remain a relatively small part of the Company’s funding base at 8% of total deposits, up from 3% a year earlier.

American Community remains well capitalized for regulatory purposes. As of the fourth quarter of 2008, Tier 1, total capital, and leverage ratios were 11.38%, 12.64%, and 9.45%, respectively, compared to 11.74%, 12.99%, and 10.02% in the third quarter of 2008. The Company’s tangible equity as a percentage of tangible assets was 7.82%, compared to 7.78% in the third quarter of 2008.

About American Community Bancshares

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital Market under the symbol “ACBA”.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

###

For additional information contact:

Randy P. Helton, President and CEO

Dan R. Ellis, Jr., CFO

(704) 225-8444

Megan R. Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007 (a)
Assets
Cash and due from banks	$13,809	$15,968	$16,078	$16,126	$14,346
Interest-earning deposits with banks	894	8,720	749	682	930
Investment securities	73,030	73,538	77,563	79,521	76,782

Loans	427,492	421,141	412,881	404,954	392,959
Allowance for loan losses	(9,124)	(7,316)	(6,390)	(6,095)	(5,740)

Net loans	418,368	413,825	406,491	398,859	387,219
Accrued interest receivable	2,032	2,173	2,148	2,398	2,640
Bank premises and equipment	7,125	7,293	8,434	8,605	8,694
Foreclosed real estate	—	77	—	—	—
Non-marketable equity securities at cost	2,980	2,980	3,039	2,814	2,119
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	7,603	6,433	5,510	5,308	3,027

Total assets	$535,679	$540,845	$529,850	$524,151	$505,595

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$48,826	$50,693	$52,278	$53,439	$54,459
Interest bearing	380,578	378,591	364,268	357,701	345,335

Total deposits	429,404	429,284	416,546	411,140	399,794

Borrowings	53,017	57,921	58,140	55,709	49,504
Accrued expenses and other liabilities	1,976	2,142	393	1,807	2,273

Total liabilities	484,397	489,347	475,079	468,656	451,571

Total stockholders’ equity	51,282	51,498	54,771	55,495	54,024

Total liabilities and stockholders’ equity	$535,679	$540,845	$529,850	$524,151	$505,595

Ending shares outstanding	6,633,169	6,574,600	6,542,091	6,542,091	6,502,288
Book value per share	$7.73	$7.83	$8.37	$8.48	$8.31

Average Balances:
Loans	$415,480	$408,037	$407,925	$389,144	$379,191
Earning assets	498,598	488,193	489,032	471,071	462,078
Total assets	542,106	529,524	525,587	513,398	499,430
Interest-bearing deposits	383,515	361,391	360,784	351,699	344,619
Stockholders’ equity	51,624	53,918	55,346	55,069	53,366

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

	Year ended
	December 31, 2008	December 31, 2007
Total interest income	$30,411	$35,426
Total interest expense	14,699	16,193

Net interest income	15,712	19,233

Provision for loan losses	4,999	1,033

Net interest income after provision for loan loss	10,713	18,200

Non-interest income
Service charges on deposit accounts	2,317	2,419
Mortgage banking operations	259	326
Realized gains on sale of securities	—	20
Gain/loss on derivatives	331	214
Loss on SERP investment	(593)	—
Other	172	412

Total non-interest income	2,486	3,391

Non-interest expense
Salaries and employee benefits	7,078	6,893
Occupancy and equipment	2,280	2,194
Other than temporary impairment of investment securities	2,881	76
Merger related expenses	472	—
Other	4,498	4,539

Total non-interest expense	17,209	13,702

Income (loss) before income taxes	(4,010)	7,889
Provision (benefit) for income taxes	(1,353)	2,869

Net income (loss)	$(2,657)	$5,020

Net income (loss) per share
Basic	$(0.41)	$0.74
Diluted	$(0.41)	$0.72

Weighted average number of shares outstanding
Basic	6,555,255	6,779,635
Diluted	6,555,255	6,938,259

Return (loss) on average equity	-4.92%	9.15%
Return (loss) on average assets	-0.50%	1.01%

Net interest margin	3.32%	4.23%
Efficiency ratio	94.57%	60.56%

Allowance for loan losses to total loans	2.13%	1.46%
Net charge-offs to avg loans (annualized)	0.40%	0.25%
Nonperforming loans to total loans	1.82%	0.44%
Nonperforming assets to total assets	1.45%	0.34%

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Total interest income	$7,082	$7,572	$7,569	$8,188	$8,737
Total interest expense	3,629	3,568	3,629	3,873	4,068

Net interest income	3,453	4,004	3,940	4,315	4,669

Provision for loan losses	2,837	1,441	296	425	471

Net interest income after provision for loan loss	616	2,563	3,644	3,890	4,198

Non-interest income
Service charges on deposit accounts	525	593	597	602	613
Mortgage banking operations	35	43	95	86	83
Realized gains on sale of securities	—	—	—	—	—
Gain/loss on derivatives	211	(4)	(148)	272	132
Loss on SERP investment	(106)	(397)	(72)	(18)	—
Other	(24)	51	68	77	73

Total non-interest income	641	286	540	1,019	901

Non-interest expense
Salaries and employee benefits	1,823	1,873	1,639	1,743	1,724
Occupancy and equipment	516	566	614	584	505
Other than temporary impairment of investment securities	128	2,753	—	—	—
Merger related expenses	73	399	—	—	—
Other	1,155	1,109	1,190	1,044	1,132

Total non-interest expense	3,695	6,700	3,443	3,371	3,361

Income (loss) before income taxes	(2,438)	(3,851)	741	1,538	1,738
Provision (benefit) for income taxes	(1,504)	(653)	257	547	626

Net income (loss)	$(934)	$(3,198)	$484	$991	$1,112

Net income (loss) per share
Basic	$(0.14)	$(0.49)	$0.07	$0.15	$0.17
Diluted	$(0.14)	$(0.49)	$0.07	$0.15	$0.17

Weighted average number of shares outstanding
Basic	6,603,816	6,561,132	6,542,091	6,513,526	6,502,288
Diluted	6,603,816	6,561,132	6,613,633	6,623,392	6,652,452

Return (loss) on average equity	-7.20%	-23.53%	3.46%	7.24%	8.26%
Return (loss) on average assets	-0.69%	-2.40%	0.36%	0.78%	0.88%

Net interest margin	2.76%	3.38%	3.23%	3.76%	4.01%
Efficiency ratio	114.35%	156.18%	76.85%	63.20%	60.34%

Allowance for loan losses to total loans	2.13%	1.74%	1.55%	1.51%	1.46%
Net charge-offs to avg loans (annualized)	0.99%	0.50%	0.00%	0.07%	0.10%
Nonperforming loans to total loans	1.82%	0.93%	0.52%	0.60%	0.44%
Nonperforming assets to total assets	1.45%	0.74%	0.42%	0.47%	0.34%